DE JOYA GRIFFITH

July 10, 2015

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

RE: Nuvola, Inc.

We have read the statements that we understand Nuvola, Inc. will include in S-1 filing regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

/S/ De Joya Griffith, LLC
De Joya Griffith, LLC
Certified Public Accountants